INTERNATIONAL BRANDS, INC.
FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998

	TABLE OF CONTENTS

	Independent Auditors' Report

	Consolidated Balance Sheets 	2

	Consolidated Statements of Income

	Consolidated Statement of Stockholders' Equity 	5

	Consolidated Statements of Cash Plows 	7

	Notes to the Consolidated Financial
Statements............................... 8

Independent Auditors' Report

To the Board of Directors and Stockholders of International Brands,
Inc.

We have audited the accompanying balance sheets of International Brands, Inc. (a Nevada corporation, formerly known as Stella Bella Corporation, U.S.A.) as of December 31, 1999 and 1998, and the related statements of income, stockholders, equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our auditors in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Brands, Inc. as of December 31, 1999 and 1998, and the consolidated results of its operations and its consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company continues to experience significant losses. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Mendoza Berger & Company, LLP

Laguna Hills, California
June 9, 2000

INTERNATIONAL BRANDS, INC.
(FORMERLY STELLA BELLA CORPORATION, U.S.A.)
BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
ASSETS

                                  12/31/99            12/31/98
Current assets:                   --------            --------

Cash                              $6,457              $4,516
Accounts Receivable               -                   $39,310
Inventories at lower of FIFO
cost or market (Note 1)           $4,429              $10,901
Prepaid and other current assets  $85                 $65
                                  --------            --------
Total current assets              $10,971             $54,792
                                  --------            --------
Property and equipment (Note 1)
Furniture and Fixtures            $38,468             $38,468
Computers and Equipment           $21,750             $21,750
                                  --------            --------
                                  $60,218             $60,218
Less:  Accumulated depreciation  ($60,900)           ($38,175)
                                  -------             -------
Net property and equipment        $9,318              $22,043
Other assets:
Deferred tax benefit (Note 5)     -                   -
Investments at cost (Note 3)      $35,000             $35,000
Notes Receivable-
Related party, net of
current portion (Note 6)          $1,598,000          $9,221,947
Deposits and other assets         $200                $2,330
                                  ----------          ----------
Total other assets                $1,633,200          $9,336,112
                                  ==========          ==========

See Accountants' Report.
The accompanying notes are an integral part of these financial statements.



INTERNATIONAL BRANDS, INC.
(FORMERLY STELLA BELLA CORPORATION, U.S.A.)
BALANCE SHEETS
DECEMBER 31, 1999 AND 1998

LIABILITIES AND STOCKHOLDERS' EQUITY

                                          12/31/99        12/31/98
Current liabilities:
Accounts Payable                          $241,267        $217,148
Accrued expenses and other (Note 8)       $7,787,885      $7,785,797
                                          ----------      ----------
Total current liabilities                 $8,029,152      $8,002,945

Commitments and contingencies (Note 8)    -               -
Stockholders' equity (Note 4)
Common stock, $.001 par value
Authorized- see restricted common stock
authorization
Issued and outstanding-10,083,054 shares
at December 31, 1999 and 1,005,000 shares
at December 31, 1998                      $10,083         $1,005

Restricted common stock, $.001 par value
Authorized- 400,000,000 shares
Issued and otstanding-57,612,293 shares
at December 31, 1999 and 9,078,054 shares
at December 31, 1998                      $57,612         $9,078

Series IV convertible preferred stock,
$.001 stated value
Authorized-19,681,230 shares
Issued and outstanding-626,639 shares
at December 31, 1999 and 647,749 shares
at December 31, 1998 Conversion- each
share of perferred stock is convertible
into common stock based on a formula      $627            $648

Series VI convertible preferred stock,
$.001 stated value
Authorized 19,581,230 shares
Issued and outstanding-0 shares at
December 31, 1999 and 1998, respectively
Conversion-each share of perferred stock
is convertible into five shares of
common stock                              -               -

Additional Paid-in capital                $946,278,098    $173,058,772
                                          ------------    ------------
Accumulated deficit                      ($352,722,083)  ($171,736,336)
                                          ------------    ------------
Total stockholders' equity               ($6,375,663)     $1,333,167
                                          ------------    ------------
                                          $1,653,489      $9,336,112
                                          ============    ============

See Accountants' Report.
The accompanying notes are an integral part of these financial statements.




INTERNATIONAL BRANDS, INC.
(FORMERLY STELLA BELLA CORPORATION, U.S.A.)
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                         Year            Year
                                         Ended           Ended
                                         12/31/99        12/31/98
                                         --------        --------
Net sales                                $32,714         $282,075
Cost of goods sold                       $14,673         $161,399
                                         --------        --------
Gross Profit                             $18,041         $120,676
                                         --------        --------
Operating expenses
General and administrative               $181,104,559    $135,736,615
                                         ------------    ------------
Loss from operations                    ($181,086,518)  ($135,615,939)

Other expenses
Interest Income, net of interest expense $100,771        $7,467
                                         ------------    ------------
Loss before provision taxes             ($189,985,747)  ($135,608,472)
Provision for income taxes (benefit)
(Note 6)                                 -               -
                                         ------------    -------------
Net loss                                ($189,985,747)  ($135,608,472)
                                         ============    ============
Loss per share (Note 1)                 ($2.72)         ($1.14)
                                         ============    ============

See Accountants' Report.
The accompanying notes are an integral part of these financial statements.




INTERNATIONAL BRANDS, INC.
(FORMERLY STELLA BELLA CORPORATION, U.S.A.)
STATEMENT OF STOCKHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1998

                                          SHARES
                                         --------
                                         Common      Preferred   Preferred
                              Common     Stock       Stock       Stock
                              Stock      Restricted  Series IV   Series VI
                              -----      ----------  ---------   ---------
Balance at December 31, 1997  642,010   362,990      665,010     -

Shares issued to Z3 in
exchange for services and
for a 6%, $7,500,000 note
due December 22, 2001         -         7,550,100    -           -

Shares issued in exchange for
services                      -         1,500        -           -

Shares issued in settlelment
of lawsuit                    -         1,000,000    -           -

Shares issued for exercise
of warrants                   -         505,535      -           -

Shares issued in conversion
of preferred stock series
IV into common stock          -         20,919      (7,261)      -

Expiration of restriction
on common stock though
the year ended December
31, 1998                      362,990  (362,990)     -           -
                              -------  ----------    --------    ----

Net loss                      -         -            -           -

Balance at December 31, 1998  1,005,000 9,078,054    647,749     -
                              ========= =========    =======     ====


                                          AMOUNT
                                         --------
                        Common     Preferred  Preferred  Additional
                Common  Stock      Stock      Stock      Paid-In    Accumulated
                Stock   Restricted Series IV  Series VI  Capital    Deficit
                ------  ---------  ---------  --------   ---------- -----------
Balance at
December 31,
1997            $643    $356       $661       -        $33,946,613 ($36,127,864)

Shares issued
to Z3 in
exchange for
services and for
a 6%,
$7,500,000 note
due December
22, 2001        -       $7,550     -          -        $126,454,950 -

Shares issued
in exchange
for services    -       $2         -          -        $15,149      -

Shares issued
in settlement
of litigation   -       $1,000     -          -        $10,099,000  -

Shares issued
for exercise
of warrants     -       $520       -          -        $2,543,073   -

Shares issued
in conversion
of preferred
stock series
IV into
common stock    -       $13       ($13)       -       ($13)         -

Expiration of
restriction
on common stock
through the
year ended
December 31,
1999            $363   ($363)      -          -        -            -
                -----   ------     ----       ----     ------------ ------------

Net loss        -       -          -          -        -           ($135,608,472

Balance at
December 31,
1998            $1,006  $9,078     $648       -        $173,058,772($171,736,336
                ======  ======      ===       =====    ============ ============
See Accountants' Report.
The accompanying notes are an integral part of these financial statements.




INTERNATIONAL BRANDS, INC.
(FORMERLY STELLA BELLA CORPORATION, U.S.A.)
STATEMENT OF STOCKHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1999

                                     SHARES
                                     ------
                                          Common       Preferred   Preferred
                              Common      Stock        Stock       Stock
                              Stock       Restricted   Series IV   Series VI
                              ------      ----------   ---------   ---------
Balance at December 31, 1998  1,005,000   9,078,054    647,749     -

Shares issued to Z3 in
exchange for services and a
6% $120,000,000 note due
December 29, 2002             -           40,000,000   -           -

Shares issued for officer
compensation                  -           13,000,000   -           -

Shares issued for
services                      -           108,410      -           -

Shares issued in settlement
of litigation                 -           70,000       -           -

Shares issued to Z3 for
services                      -           4,000,000    -           -

Shares issued in exercise
of warrants                   -           270,384      -           -

Shares issued for conversion
of series IV preferred stock
to common stock               -           163,498     (21,110)     -

Expiration of restriction
on comon stock through
the year ended December
31, 1999                      9,078,054  (9,078,054)   -           -
                              ---------   ----------   --------    ----

Net Loss                      -           -            -           -

Balance at December 31, 1999  10,083,054  57,612,292   626,639     -
                              ==========  ==========   =======     ====



                                      AMOUNT
                                     --------
                         Common     Preferred  Preferred  Additional
                Common   Stock      Stock      Stock      Paid-In    Accumulated
                Stock    Restricted Series IV  Series VI  Capital    Deficit
                ------   ---------- ---------  ---------  ---------- -----------
Balance at
December 31,
1998            $1,006   $9,078     $648       -      $173,058,772 ($171,736,336)

Shares issued
to Z3 in
exchange for
services and for
a 6% $120,000,000
note due
December 29,
2002            -        $40,000    -          -       $119,960,000  -

Shares issued
for officer
compensation                -        $13,000    -          -       $38,987,000   -

Shares issued
for services    -        $75        -          -       $406,609      -

Shares issued
in settlement
of
litigation      -        $70        -          -       $347,430      -

Shares issued
to Z3 for
services        -        $4,000     -          -       $12,996,000   -

Shares issued
in exercise of
warrants        -        $303       -          -       $552,429      -

Shares issued
for conversion
of series IV
preferred stock
to common stock -        $163      ($21)       -      ($142)         -

Expiration of
restriction
on common stock
throught the
year ended
December 31,
1999            $9,078  ($9,078)    -          -       -             -
                ------   ------     ----       ----    -----------   -----------

Net loss        -        -          -          -       -            ($189,985,747)

Balance at
December
31, 1999        $10,084  $57,611    $627       -       $346,278,098 ($352,772,083)
                =======  =======    =====      =====   ============  =============

See Accountants' Report.
The accompanying notes are an integral part of these financial statements.



INTERNATIONAL BRANDS, INC.
(FORMERLY STELLA BELLA CORPORATION, U.S.A.)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                         Year Ended           Year Ended
                                      December 31, 1999    December 31, 1998
                                      -----------------    -----------------
Cash flow from
operating activities:

Net Loss                             ($180,985,747)       ($135,608,472)

Adjustments to reconcile net loss
to net cash used by operations

Depreciation                          $12,725              $12,525
Common stock issued as compensation
for services                          $180,557,436         $125,028,842
Common stock issued in
settlement of lawsuit                 $34,430              $10,100,000
Change in assets and liabilities:
Decrease in accounts receivable       $39,310              $38,481
Decrease in Inventories               $6,472               $79,819
(Increase) in prepaids and other
current assets                       ($20)                ($25)
(Decrease) in deposits and other
assets                                $2,130               $2,918
Increase in accounts payable and
other current labilities              $26,205              $307,421
                                      ------------         ------------
                                      $180,987,688         $135,629,981
                                      ------------         ------------
Net cash provided by operating
activities                            $1,941               $21,509

Cash flows from operating activities:

Cash flows from investing activities:
Purchase of investment                -                   ($35,000)
                                      ------------         -------------
Net cash used by financing activities -                   ($35,000)
                                      ------------         -------------
Net increase (decrease) in cash       $1,941               $13,491
Cash at the beginning of the year     $4,516               $18,007
                                      ------------         -------------
Cash at the end of the year           $6,457               $4,516
                                      ============         =============
Total intrest paid during the year    -                    -
                                      ============         =============

See Accountants' Report.
The accompanying notes are an integral part of these financial statements.





1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Company Background and Organization

International Brands, Inc. (Formerly known as Stella Bella
Corporation, U.S.A.) (the Company), a Nevada corporation, is an Internet sales company selling a wide variety of products on the Internet under the trade name WorldBestBuy.com. Sales are primarily conducted via credit card and are cleared through a credit card clearing house.

Prior to 1998, the company operated under the name of Stella Bella Corporation, manufacturing gourmet coffee beans in a wide variety of blends, roasts and flavors. The Company also operated a chain of coffee houses which sold whole bean, ground, and brewed coffee produced by the Company. At that time, the Company?s main product, whole bean coffee, was sold primarily through grocery stores and retail coffee houses. Currently, coffee is being sold through the Internet.

Since September 1994, the Company has had an agreement with Z 3 Capital Corporation (?Z 3") to consult on matters concerning the Company?s operational and fiscal policies and with the business plan. In exchange for notes, relief of certain debt obligations and consulting services, the Company issued a majority of its outstanding shares of restricted common stock to Z 3. Z 3 subsequently assigned portions of its right of ownership in these shares to various domestic and foreign individuals and corporations (Note 6). As of December 31, 1999, Z 3 and its assignees or designees held controlling ownership of the Company.

B.	Inventory

Coffee inventory is stated at the lower of cost, computed on a first-in, first-out (FIFO) basis, or market. Product is manufactured to order and immediately shipped. Inventory on hand is raw materials, consisting of roasted beans and flavoring oils.
 At  December 31, 1999 and 1998, the total cost of this inventory was:
                                    12/31/99           12/31/98
[S]                                 [C]                [C]
Raw materials                       $4,429             $10,901
                                    ------             -------
Total inventories                   $4,429             $10,901
                                    ======             =======



1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

B.	Inventories (Continued)

The Company regularly enters into futures contracts for the purchase of whole green coffee beans. These commitments typically cover a future period of 2 to 6 months. As of December 31, 1999 and 1998 any gain or loss arising from these commitments was immaterial.

C.	Property and Equipment

Property and equipment is stated at cost. The Company uses the straight line method for depreciation over the estimated useful lives of the assets which range from 5 to 7 years.

D.	Revenue Recognition

The Company?s primary business is the sale of goods over the
Internet.  Sales are 		recognized when cash, in the form of check or
credit card receipt is received, thereby 		confirming the sales order.
For all product sales transactions with its customers, the 		Company acts
as a principal, takes title to all products sold upon shipment, bears
	credit risk, and bears inventory risk for returned products that are not
successfully 		returned to suppliers, although these risks are
mitigated through arrangements with 		credit card issuers, shippers
and suppliers from the manufacturer and assumes the risk 		of
ownership.  The Company continues to manufacture coffee to order for Internet
		sales and recognizes sales as of the date shipments are made to
customers.  The 		Company guarantees the quality of the shipped product
and permits return of inferior 		goods, generally in exchange for the
same or similar product.  A reserve for future 		returns is not provided
due to the nature of the Company?s coffee production and 		distribution
and  the fact that any returned product can be sold through alternate
	sources of distribution.

E.	Financial Instruments


The Company follows the guidance of Statement of Accounting
Standards (SFAS) 		No. 102, Disclosure of Fair Value Financial
Instruments, which requires disclosure 		of the fair value of financial
instruments; however, this information does not represent 		the
aggregate net fair value of the Company. Unless quoted market price indicates otherwise, the Company?s cash and liabilities approximate fair value.



1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

F.	Income Taxes

The Company uses the liability method of accounting for income taxes specified by SFAS No. 109, Accounting for Income Taxes, whereby deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefit in the future.

G.	Loss Per Share

In February 1997, the Financial Accounting Standard Board (FASB) issued SFAS No. 128, Earning Per Share which requires the Company to present basic and diluted earnings per share for all years presented. The computation of loss per common share (basic and diluted) is based on the weighted average number of shares actually outstanding during the period. Common stock equivalent shares are excluded from the computation as their effect is antidilutive.

H.	Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.


I.	Investments

Investments in companies in which the Company has less than a 20%
interest are 		carried at cost.  Investments in certain companies in
which the Company owns a 20% 		or more interest are carried at cost
because the Company does not exercise significant 		influence over
their operating and financial activities.




2.	GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial operating losses in recent years. In addition, the Company has used substantial amounts of working capital in its operations. Furthermore, the Company has incurred losses of $189,985,747 and $356,608,472 and working capital deficits of $8,018,181 and $7,948,153 as of and for the years ended December 31, 1999 and 1998 respectively.

Management has been advised by the Company?s Senior Financial Advisor,
who was also 	the President of Z 3 Capital Corporation, that Z
3 will continue to fund the Company's continued operations through private placements of the Company's stock. Z 3 has demonstrated continued ability since 1994 to raise capital for the Company.
The Company?s continued viability and its ability to continue as a going concern is dependent upon its ability to issue stock and raise funds in the future.

3.	INVESTMENTS

A.	Investment in Stella Bella Russia (AOZT)

The Company has issued 2,000,000 shares of restricted common stock to acquire 51% of Stella Bella Russia (AOZT), as of December 31, 1994. Due to AOZT operating in an unstable economic environment, the investment is valued at net realizable value in accordance with Accounting Revenue Bulletin (ARB) No. 43 and FAS 94. Consideration has been given to the Company's ability to control the activity of AOZT and current political, economic and currency stability. As of December 31, 1999 and 1998, this investment been fully reserved and is carried at $0 value.



B.	Kona Beverage Company

On January 11, 1995, the Company entered into an agreement to purchase 250 shares or a 2 1/2% interest in Kona Beverage Company
(Kona) from stock owned by Z 3. In consideration for the purchase of Kona stock, the Company issued 220,000 shares of restricted common stock to assignees of Z 3. The purchase price of the 2 ? % interest in Kona is $16,556. The Company?s ability to recover its investment in Kona is uncertain. The Company has established a 100% valuation reserve for this investment and it is carried on the Company?s books at $0 value.


3.	INVESTMENTS (Continued)

C.		San Diego Community Broadcasting Corporation

On August 7, 1998, the Company purchased 35,000 shares of San
Diego 			Community Broadcasting Corp., a privately held company, for
$1 per share.  The 			investment is carried on the books of the
Company at the historical cost of $35,000.  No current market value is available.

4.	CAPITAL STOCK

A.	Common Stock

The Company has 10,083,054 shares and 1,005,000 shares of freely traded common stock at December 31, 1999 and 1998, respectively.
These shares are part of the total 400,000,000 shares authorized at December 31, 1999 and 1998.

B.	Restricted Common Stock

At December 31, 1999 and 1998 the Company has authorized 400,000,000 shares of common stock and restricted common stock at a stated par value of $.001. At December 31, 1999 and December 31, 1998, the total restricted shares issued and outstanding were 57,612,293 and 9,078,054 respectively. These shares carry varying degrees of restriction and can be summarized as follows:

                                        1999            1998
[S]                                     [C]             [C]
Regulation S shares                     32,000,000      6,050,000
Restricted shares (Rule 144A)           25,612,293      3,028,054
Total restricted common stock           57,612,293      ,078,054


4.	COMMON AND PREFERRED STOCK (Continued)

B.	Restricted Common Stock (Continued)

Regulation S covers the purchase and resale of restricted shares issued to foreign entities. The following foreign entities received restricted common stock designated as Regulation S stock pursuant to assignments from Z 3:

                                            1999            1998
[S]                                         [C]             [C]
Nicosia Investments, LTD, a Bahamas
Company                                     4,000,000       600,000

Trenton Guaranty Corp., a Bahamas
Company                                     4,000,000       600,000

Kivah Guaranty Limited, a Bahamas
Company                                     4,000,000       600,000

Kirachi Corp., a Bahamas Company            4,000,000       600,000

Rose Blossom Corp., a Bahamas Company       4,000,000       1,850,000

Sumatra Investments, LTD, a Bahamas
Company                                     4,000,000       600,000

Two Corporation, a Bahamas Company          4,000,000       600,000

Camden Guaranty Investment Corp., A
Bahamas Company                             4,000,000       600,000

Total Regulation S stock issued             32,000,000      6,050,000

C.	Convertible Preferred Stock

Series IV


The Company has authorized 19,681,230 shares of redeemable, convertible preferred stock. The stock has a stated value of $.001. The stock pays an annual dividend of 15% and has a liquidation value of $35. The conversion ratio is based on the Average Bid Price (the prior four week average bid price) divided into the liquidation value. After a fixed period of time, the company may redeem, at the discretion of the board of directors, the preferred stock with common shares at the redemption rate of
1.25 times the liquidation value divided by the Average Bid Price. Each share contains 400 voting rights. As of December 31, 1999 and 1998, the Company issued 626,639 shares and 647,749 shares of convertible preferred stock, respectively.

Series VI

The Company authorized 19,581,230 shares of non-voting redeemable,
convertible 		preferred stock.  The stock has a stated value of $.001.  Each
share is convertible into 		five common shares any time.  No shares were
issued in 1999 and 499,847 shares were issued and converted into 2,499,237
restricted common shares in the first quarter 		of 2000.

4.	COMMON AND PREFERRED STOCK (Continued)

D.	Warrants

Warrant Series A

The Company authorized the issuance of 33,040,000 series A
warrants, covering the 		right to
purchase $0.001 par value, common stock of the Company.  Each warrant
	allows the holder to purchase one share of common stock at 50% of the
preceding 		month?s average bid price.  The warrants may be exercised any
time after April 30, 		1997 and
expire on June 30, 2000.  There were 8,387,527 and 8,761,133 warrants
	issued and outstanding as of December 31, 1998 and 1999, respectively.

Warrant Series B

The Company authorized the issuance of 33,040,000 series B
warrants, covering the 	right to purchase $0.001 par value, common stock of
the Company.  Each warrant 		allows the holder to purchase one share of common
stock at 60% of the preceding 		month?s average bid price.  The warrants may
be exercised any time after April 30, 		1997 and expire on June 30, 2000.
There were 9,062,655 and 9,403,128 warrants	issued and outstanding as of
December 31, 1998 and 1999, respectively.

Warrant Series C


The Company authorized the issuance of 33,040,000 series C
warrants, covering the 		right to purchase $0.001 par value, common stock of
the Company.  Each warrant	allows the holder to purchase one share of common
stock at 70% of the preceding	month?s average bid price.  The warrants may be
exercised any time after April 30, 1997 and expire on June 30, 2000.  There
were 9,263,637 and 9,534,203 warrants	issued and outstanding as of December
31, 1998 and 1999, respectively.

Warrant Series D

The Company authorized the issuance of 33,040,000 series D warrants, covering
the	right to purchase $0.001 par value, common stock of the Company.  Each
warrant	allows the holder to purchase one share of common stock at 80% of the
preceding	month?s average bid price.  The warrants may be exercised any time after April 30, 1997 and expire on June 30, 2000.  There were 9,249,473
and 9,581,120 warrants	issued and outstanding as of December 31, 1998 and 1999,
respectively.

4.	COMMON AND PREFERRED STOCK (Continued)

E.	Participation Rights

The company authorized the issuance of 600,800 participation
rights to the holders	of the Company?s Series IV Redeemable, Convertible
Preferred Stock.  The rights	are 	exercisable if the Company?s common stock
dividend on the preferred stock has	not	equaled 100 common shares by April
30,2000 and the preferred stock has not been redeemed or converted.  In that
case, the right holder may purchase additional	common stock equal to one
hundred shares, at a price equal to 25% of the Average	Bid Price during the
period May 1, 2001 through April 30, 2002.  The participation	right becomes
effective on May 1, 2002 and expires on May 30, 2002.  There were
185,427 and 191,186 participation rights issued and outstanding as of
December 31		1998 and 1999, respectively.

5.  	INCOME TAXES

The Company?s effective tax benefit on pretax loss differs from the U.
S. Federal statutory 	tax rate for the fiscal year ended December 31,
1999 and 1998 as follows:

                                        1999            1998
[S]                                     [C]             [C]
Federal statutory tax (benefit)         (34.00%)        (34.00%)

State taxes, net of federal tax
benefit                                 (5.83%)         (5.83%)

                                        (39.83%)        (39.83%)

Deferred income tax assets and liabilities are computed based on
temporary differences 	between the financial statement and income tax bases of
assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expense or credits are based on the changes in the deferred income tax assets or liabilities from period to period. The components of deferred tax liabilities and assets at December 31, 1999 and 1998 are as follows:

                                  1999               1998
[S]                               [C]                [C]
Net operating loss carry
forward                           $140,504,325       $68,410,139

Valuation allowance               (140,504,325)      (68,410,139)

Net deferred tax asset            $	-                $	-




5.  	INCOME TAXES (Continued)

The Company had available approximately 352,722,000 and 171,736,000  of unused federal and state operating loss carry forwards, respectively at December 31, 1999 and 1998, that may be applied against future taxable income. These net operating loss carry forwards expire for federal purposes from 2009 to 2019 and will expire for state purposes from 2000 to 2004. There can be no assurance that the Company will realize the benefit of the net operating loss carry forwards.

SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. At December 31, 1999 and 1998, valuations for 100% of the net deferred tax assets were recorded due to uncertainties as to the amount of taxable income that will be generated in future years. No income tax benefit has been recorded for all periods presented because of the valuation allowance.


Due to the ?change in ownership? provisions in the Internal Revenue Code
Section 382, the availability of the Company?s net operating loss carry forwards may be subject to an annual limitation against taxable income in future periods, which could substantially limit the eventual utilization of these net operating loss carry forwards.

6.	RELATED PARTY TRANSACTIONS

A.	Stock Issuances

During the years ended December 31, 1999 and 1998, the Company issued or assigned restricted common stock to certain domestic and foreign individuals and companies (assignees). Z 3 exercises significant control over these assignees, and they are considered related parties for purposes of the restricted common stock
assigned to them.   As of December 31, 1999 and December 31, 1998,
the total shares of restricted common   stock  issued  or assigned
 to Z 3 or its assignees were 32,000,000 and 6,050,000, respectively.

B.	Management Agreement and Issuance of Stock

Z 3 Capital Corporation (Z 3) entered into a consulting agreement with the Company on September 30, 1994. The term of the agreement is ongoing. Pursuant to the agreement, Z 3 will consult with the Board of Directors of the Company and its officers or advisors on matters concerning operational and fiscal policies and the Company?s general business plan. In addition, on January 1, 1999, the Company entered into an additional consulting agreement with Z 3, in which Z 3 is to develop

6.	RELATED PARTY TRANSACTIONS (Continued)

B.	Management Agreement and Issuance of Stock (Continued)

 a Web site for marketing purposes.  The contracts calls for
monthly payments of 		$650,000 to be applied against the Company?s note
receivable from Z 3.  The term	of the contract is from January 1, 1999 through
June 30, 2000.  As of December 31, 		1999,
$7,800,000 has been applied against the note receivable and accrued interest from Z 3.


On January 29, 1999, the Company issued 40,000,000 shares of restricted common stock in exchange for $80,000,000 of consulting services rendered by Z 3 and for a $40,000,000 6% note due December 29, 2002. On January 22, 1998, the Company issued 7,550,000 shares of restricted common stock in exchange for services rendered by Z 3 and for a $7,500,000 6% note due December 21, 2001. Total interest income accrued on these notes during 1999 and 1998 was $82,863 and $4,446, respectively. Z 3 subsequently assigned its rights to these shares to certain related domestic and foreign individuals and corporations.


6.	RELATED PARTY TRANSACTIONS (Continued)

B.	Management Agreement and Issuance of Stock (Continued)

The following table summarizes the restricted common stock in consideration of notes issued by Z3:



                                      1999             1998
[S]                                   [C]              [C]
20,000,000 shares of
restricted common
stock 	issued in
consideration of a 6% note
issued October 25, 1995,
due December 1, 1999                 $	-              $	1,070,990


31,072,450 shares of
restricted common
stock	issued in
consideration of a 6% note
issued October 25, 1995,
due December 1,  1999,
which is past due as of
December 31, 1999                   1,029,648         2,397,128

5,573,270 shares of restricted
common stock 	issued in
consideration of a 6% note
issued May 31, 1996,
due May 1, 1999                     -                	51,223

20,000,000 shares of
restricted common
stock 	issued in
consideration of a 6% note
issued June 21, 1996,
due May 21, 2001                    493,304          1,891,869

7,550,000 shares restricted
common stock 	issued in
consideration of services
rendered and a 6% note
issued January 22, 1998,
due December 21, 2001              6,938,446         7,962,584

40,000,000 shares of
restricted common
stock 	issued in
consideration of services
rendered and a 6% note
issued January 29, 1999,
due December 29, 2002              40,951,861        -

Total notes receivable -
related party                      49,413,259        13,373,794

Less: valuation allowance          (47,815,259)      (4,151,847)
                                   	1,598,000        	9,221,947




6.		RELATED PARTY TRANSACTIONS (Continued)

B.	Management Agreement and Issuance of Stock (Continued)

A valuation allowance equal to approximately 97% and 31% of the carrying value of the Z3 receivable was recorded by the Company at December 31, 1999 and 1998, respectively, since the future collection of this receivable, based on the uncertain financial condition of Z3, is in doubt.

Pursuant to the consulting agreement, the company has recorded
$87,800,000 and $117,513,961 in compensation related to the services performed by Z3 during the years ended December 31, 1999 and 1998, respectively.


C.	Payments to Officers

The Company employs certain individuals related to Z 3 as officers of the Company. They hold the positions of President and Treasurer. Total compensation paid to those individuals were $39,000,000 (Note 11) in 1999 and $71,352 in 1998.

7.		COMMITMENTS AND CONTINGENCIES

A.	Operating Leases

The Company leases certain corporate office and warehouse space.
This lease will expire on June 15, 2000. The Company is currently negotiating with the landlord to make this a month to month lease. The future minimum lease payments under the current lease are:



2000          $	8,250

Total rent expense for the years ended December 31, 1999 and 1998 was $ 39,378 and $94,379, respectively.






8.		LEGAL MATTERS

On May 9, 2000, the Company received a final judgement against it as a result of litigation initiated by the State of New Jersey against International Brands and several other defendants. As a result, the Company is enjoined from selling any of its stock within the State of New Jersey. In addition, The Company shall send a notice to all New Jersey residents who purchased stock allowing them a right of recision. The Company, Z 3 and its chief executive are liable to the State of New Jersey for $7,770,000 in civil monetary penalties. This amount has been accrued on the Company=s books since December 31, 1996, as part of accrued expenses since the source of this payment shall come from the Company. The Company is currently appealing this judgement, however the success of this appeal is in doubt.

9.		SUBSEQUENT EVENTS

On January 12, 2000, the Company entered into a merger agreement with Tele Special.Com (ATSC@) to acquire 100% of the outstanding common stock of TSC by converting every 200 hares of TSC into one share of International Brand, Inc., stock. The merger constitutes a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code of 1954 as amended.

The agreement states that every 200 shares of $0.001 par value, TSC common stock shall be converted into one share of International Brands, Inc., $0.001 par value, common stock. Total consideration received by TSC was 31,500 shares of International Brands, Inc., with a value of $102,375.

The following summarized pro forma (unaudited) information assumes the TSC acquisition had occurred on January 1, 1998.

                            1999                    1998
[S]                         [C]                     [C]
Net sales                  	$32,714                 	282,075

Net loss                    $(189,991,052)          $(135,608,671)

Net loss per share          $	(2.72)                $	(1.14)







10.	SEGMENT AND GEOGRAPHIC INFORMATION

The Company has adopted SFAS No. 131, Disclosures About Segments Of An
Enterprise 	And Related Information, in the fiscal year ended December 31,
1999.  SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders.  SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating or decision maker, or decision making group, in deciding how to allocate resources and assess performance.  The  Company=s chief decision maker, as defined under SFAS No. 131, is a combination of the Chief Executive
Officer and the Chief Financial Officer.  To date, the Company has viewed
	its operations and manages its business as principally one segment, Internet sales.  Associated services are not significant.  As a result, the financial information disclosed herein represents all of the material financial information related to the Company=s principal operating segment.

11.	SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

In addition to cash provided or used for operations, investing, and financing, the Company had the following non-cash investing and financing activities:

A.	For the Year Ended December 31, 1999

1.	The Company issued 40,000,000 shares of restricted common
stock in exchange for a $40,000,000 note receivable and $80,000,000 in consulting services from Z 3 Capital
Corporation (Note 6 ).

2.	The Company issued 70,000 shares of restricted common stock
in settlement of a lawsuit, having a fair market value of $347,500.

3.	The Company issued 4,108,410 shares of restricted common
stock in consideration for various services having a fair market value of $13,406,687.

4.	The Company issued its President 13,000,000 shares of
      restricted common stock as compensation, having a fair market value of $39,000,000.

5.	Net adjustments to notes receivable consisted of $7,623,947.

11.	SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION(Continued)

B.	For the Year Ended December 31, 1998

1.	The Company issued 7,550,000 shares of
restricted common stock in exchange for a $ 7,500,000 note receivable and
$118,962,500 in consulting services from Z
3 Capital Corporation (Note 6).

2.	The Company issued 1,000,000 shares of
restricted common stock in settlement of a lawsuit having a fair market value of $10,100,000.

3. The Company issued 1,500 shares of
restricted common stock in consideration for various services having a fair market value of $15,136.

4.	Net adjustments to notes receivable
consisted of $ (3,992,387).